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                                                                   EXHIBIT 10.85

                            UNITED STATES OF AMERICA
                                   Before the
                       SECURITIES AND EXCHANGE COMMISSION

ADMINISTRATIVE PROCEEDING
File No. 3-


In the Matter of
                                                     OFFER OF SETTLEMENT OF
Wilshire Technologies, Inc.                          WILSHIRE TECHNOLOGIES, INC.

     Respondent.


                                       I.

         Wilshire Technologies, Inc. ("Wilshire" or "Respondent"), pursuant to Rule 240 of the Rules of Practice of the Securities and Exchange Commission ("Commission") [17 C.F.R. Section 201.240], submits this Offer of Settlement ("Offer") in settlement of administrative proceedings instituted pursuant to
Section 21C of the Securities Exchange Act of 1934 ("Exchange Act").

                                      II.

         Respondent submits this Offer only for the purpose of settling these proceedings with the express understanding that the Offer will not be used in any way in said proceedings unless the Offer is accepted by the Commission as hereinafter set forth. If the Offer is not accepted by the Commission, the Offer is withdrawn without prejudice to Respondent, and neither the Offer nor any part of it shall become part of the record or be referred to in this or any other proceeding.

                                      III.

         Respondent acknowledges that it has read, understands, and agrees to comply with the policy of the Commission, set forth in 17 C.F.R. Section 202.5(e), not to permit a respondent to consent to an order that imposes a sanction while denying any allegation or finding in the order. Respondent agrees not to take any action or make any public statement denying, directly or indirectly, any allegation or finding in the order. Respondent further agrees not to take any action or make any public statement which creates, or tends to create, the impression that the order is without factual basis. Nothing in this paragraph affects Respondent's testimonial obligations or its right to take legal positions in other non-Commission litigation or proceedings.


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                                       IV.

         Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission or in which the Commission is a party, and without admitting or denying the findings set forth below and contained in the Commission's Order Instituting Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease-and-Desist Order except that Respondent admits the jurisdiction of the Commission over it and over the subject matter of these proceedings, Wilshire hereby consents to the entry of an Order by the Commission that Wilshire cease and desist from committing or causing any violations and any future violation of Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20 and l3a-13 thereunder, and containing the following findings:(1)

A. The Respondent

         Wilshire Technologies, Inc. ("Wilshire"), incorporated in California in 1990, has its principal place of business in Carlsbad, California. Wilshire's common stock is registered with the Commission pursuant to Section 12(g) of the Exchange Act and is traded on the American Stock Exchange.

B. The Facts

         1. Background

         During fiscal years 1993 and 1994, Wilshire developed, manufactured and marketed medical, clean room and transdermal (through the skin) drug delivery products. During fiscal 1993, Wilshire introduced two new products, a transdermal appetite suppressant called "Trimpatch" that had not completed testing and a clean room product known as the pipe plug. Wilshire intended to sell the TrimPatch product in foreign countries and knew in early 1993 that it needed to obtain foreign government approvals before it could do so. Wilshire never obtained such approvals.

         As stated below, from at least the second quarter of fiscal year 1993 through the first quarter of fiscal 1994, Wilshire materially overstated its earnings in press releases and periodic financial reports filed with the Commission. Wilshire overstated its financial statements primarily by improperly recognizing approximately $2.7 million of revenue from conditional sales of its TrimPatch and pipe plug products.(2) In addition, Wilshire materially

__________________

        (1) The findings herein are made pursuant to the Respondent's Offer and are not binding on any other person or entity named as a respondent in this or any other proceeding.

        (2) Generally Accepted Accounting Principles ("GAAP") require that revenue be recognized when merchandise is exchanged for cash or claims to cash and when goods are delivered. Financial Accounting Standards Board Statement of Concepts

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overstated its earnings by improperly recognizing a $1.7 million gain from a related party asset sale and a $1 million vendor claim. Wilshire also issued false press releases concerning its earnings, business prospects and ability to meet analysts' expectations.

         2. Wilshire Materially Overstated Its Second Quarter 1993 Revenues and Earnings

         On May 28, 1993, the last business day of Wilshire's second quarter, Wilshire improperly recognized $216,000 of revenue from a conditional sale of TrimPatch. In a July 2, 1993 press release and in a Form 10-QSB filed with the Commission on July 15, 1993, Wilshire reported second quarter revenue of over $2.5 million and pre-tax earnings of $413,000. As a result of improperly recognizing revenue on this conditional sale of TrimPatch, Wilshire overstated its second quarter revenue by $216,000, or 9%, and pre-tax income by approximately $131,000, or 47%.

         3. Wilshire Materially Overstated Its Third Quarter 1993 Revenues and Earnings and Issued False Press Releases

         In a press release dated September 10, 1993, and in its third quarter 1993 Form 10-QSB filed with the Commission on September 27, 1993, Wilshire reported quarterly pre-tax earnings of $468,000 and revenues of almost $3.1 million. As a result of improperly recognizing a combined $1.34 million in revenue from conditional sales of TrimPatch and pipe plugs, Wilshire overstated its reported third quarter revenue by over 77%. Without recognition of revenue from these purported sales, Wilshire would have incurred a pre-tax loss for its third quarter of about $373,000, approximately $840,000 less than the reported pre-tax income of $468,000.

         Wilshire also misrepresented in its September 10, 1993 press release that: Wilshire had "shipped" 2.7 million units of TrimPatch to a distributor in Mexico; Wilshire had a "contractual backlog" of 23 million TrimPatch units to be shipped over the following 12 months; and Wilshire expected "additional" approvals for the TrimPatch in the next 30 days. Each of these representations was false. In fact, Wilshire had not "shipped" 2.7 million units of TrimPatch to a distributor but had received only a conditional order for 2.7 million TrimPatch units. Wilshire also had only a sales forecast, but no signed contracts, for 23 million TrimPatch units and, therefore, did not have a "contractual backlog." Finally, no country had approved the TrimPatch for sale, let alone the "additional" countries referred to in the release.


__________________

         No. 5 Paragraph 83 a & b. GAAP also requires that revenue should not be recognized when the buyer's obligation to the seller is contingent on resale of the product. Financial Accounting Standards Board Statement of Opinion No. 48. In this case, Wilshire's sales were conditional, and Wilshire, therefore, had no claim to cash, had not delivered the goods and should not have recognized revenue from such sales.

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         4.       Wilshire Materially Overstated Its Fourth Quarter 1993 and
                  Fiscal 1993 Revenues and Earnings and Issued False Press Releases

         On November 12, 1993, just 18 days before the fiscal year end, Wilshire issued a press release stating that "We [Wilshire] believe that the analysts' estimate of $.55 and $1.80 [earnings per share] for fiscal [years] 1993 and 1994 are still reasonable." This statement was false and misleading. This statement of earnings per share was based, in part, on the earnings for the second and third fiscal quarters of 1993, which Wilshire had materially overstated. At the time Wilshire issued this statement, Wilshire's second and third quarter reported earnings were overstated because it had improperly included the conditional TrimPatch and pipe plug sales described above.

         Then on December 22, 1993, Wilshire issued another press release that contained the following false material statements: Wilshire had received approval from the government of Mexico to sell the TrimPatch freely throughout Latin America; and Wilshire had received approval and registered to sell the TrimPatch in Hong Kong and Taiwan. In fact, Wilshire had not received any approvals to sell the TrimPatch and had not registered to sell the TrimPatch in Hong Kong and Taiwan.

         Finally, on January 21, 1994, Wilshire issued a press release that reported fourth quarter fiscal 1993 pre-tax earnings of almost $1.1 million and pre-tax earnings for fiscal 1993 of over $2.1 million on revenues of $11 million. Wilshire fraudulently overstated its fourth quarter 1993 pre-tax earnings in this release by over $6 million; Wilshire had, in fact, incurred a fourth quarter pre-tax loss of over $4.9 million. Similarly, Wilshire overstated its fiscal 1993 pre-tax earnings by $6.6 million, as Wilshire had, in fact, incurred a pre-tax loss of $4.5 million for fiscal 1993. Wilshire falsely inflated its earnings in this release by, among other things, improperly recording in the last week of Wilshire's fiscal 1993 four transactions: a $1.7 million gain from Wilshire's sale of an operating unit to a party related to Wilshire, reported over the objections of its auditors; $604,800 in revenue from another conditional sale of TrimPatch; $1 million from a claim against a supplier, which claim was disputed by the supplier and, in any event, was uncollectable; and $1 million in revenue from another conditional sale of pipe plugs.

C. Wilshire Violated the Federal Securities Laws

         1. Violations of the Antifraud Provisions: Section 10(b) of the Exchange Act and Rule lOb-5 Thereunder

         Wilshire violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder by preparing, publicly disseminating and filing with the Commission materially false and misleading financial statements and preparing and publicly issuing materially false and misleading press releases regarding Wilshire's business and earnings prospects. Section 10(b) of the Exchange Act and Rule lOb-5 thereunder make it unlawful for any person, directly or indirectly, in connection with the purchase or sale of a security, to make an

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untrue statement of material fact, omit to state a material fact, use any device, scheme or artifice to defraud, or engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person. The "in connection with" requirement may be satisfied with a showing that the respondent's acts resulted in the issuer making a public announcement or filing a report with the Commission that could reasonably be expected to have caused investors to trade in the issuer's securities. See SEC v. Savoy Indus., Inc., 587 F.2d 1149, 1171 (D.C. Cir. 1978), cert. denied, 440 U.S. 913 (1979).
The respondent must also have acted with scienter, which includes recklessness. Ernst & Ernst v. Hochfelder, 425 U.S. 185, 194 (1976); Hollinger v. Titan Capital Corp., 914 F.2d 1564, 1569 (9th Cir. 1990) (en banc), cert. denied, 499 U.S. 976 (1991). Misrepresentations or omissions will be deemed material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. See Basic Inc. v. Levinson, 485 U.S. 224, 231 32 (1988); TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976).

         As discussed, Wilshire disseminated financial statements that overstated its fiscal 1993 second quarter, third quarter, fourth quarter and year-end revenue and pre-tax income by improperly recognizing revenue on conditional sales of TrimPatch and pipe plugs. In its fourth quarter and year-end financial statements, Wilshire also overstated its pre-tax income by improperly recognizing the sale of an operating unit and a claim against a supplier. Wilshire also issued press releases that misrepresented the approval status of its TrimPatch product and misrepresented its ability to meet earnings expectations for fiscal 1993.

         Wilshire's misrepresentations were material. Wilshire overstated its second quarter 1993 pre-tax income by about 47% and reported substantial pre-tax income for its third and fourth quarters of 1993 and its fiscal 1993 when it had actually incurred substantial pre-tax losses in those periods. Wilshire also acted with scienter.(3) Through its officers and a director, Wilshire improperly recorded revenue and earnings, in some instances reporting such revenue and income against the specific warnings of its auditor.

         2. Violations of the Reporting Provisions: Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 Thereunder

         Section 13(a) of the Exchange Act and Rule 13a-13 thereunder require issuers with securities registered pursuant to Section 12 of the Exchange Act, such as Wilshire, to file with the Commission quarterly reports on Form 10-QSB. Inherent in these provisions is the requirement that such filings be accurate; therefore, an issuer violates these provisions when it files a Form 10-QSB that contains materially false or misleading information. SEC v. Falstaff Brewing Corp., 629 F.2d 62, 72 (D.C. Cir. 1980); Savoy Indus., Inc., 587 F.2d at 1165.
Rule 12b-20 under the Exchange Act similarly requires that these reports contain any

__________________

        (3) The scienter of Wilshire's officers is imputed to Wilshire. SEC v. Manor Nursing Centers, Inc., 458 F.2d 1082, 1089 n.3 (2d Cir.
             1972).

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material information necessary to make the required statements made in the reports not misleading.

         Wilshire violated these provisions when it reported materially false earnings and pre-tax income in its Forms 10-QSB filed with the Commission for its second and third quarters of fiscal 1993. Wilshire overstated its fiscal 1993 second and third quarter revenues reported in Forms 1O-QSB by 9% and 77%, respectively. Wilshire also overstated its reported fiscal 1993 second and third quarter pre-tax income by approximately $131,000 and $840,000, respectively.

         3. Violations of the Books and Records Provisions: Section 13(b)(2)(A) of the Exchange Act

         Section 13(b)(2)(A) of the Exchange Act requires every issuer that has securities registered pursuant to Section 12 of the Exchange Act, such as Wilshire, to "make and keep books, records, and accounts, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer."

         Wilshire violated the books and records provisions of Section 13(b)(2)(A) of the Exchange Act. Wilshire maintained books and records containing accounting entries and documents by which Wilshire fraudulently supported its overstated revenue and earnings. Specifically, Wilshire recorded accounting entries that fraudulently recorded conditional sales, the sale of a division to a related party and an unsettled claim.

         4.       Internal Control Violations: Section 13(b)(2)(B) of the
                  Exchange Act

         The internal control provisions of Section 13(b)(2)(B) of the Exchange Act require issuers with securities registered under Section 12 of the Exchange Act, such as Wilshire, to devise and maintain a system of internal accounting controls sufficient to reasonably assure, among other things, that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

         Wilshire's internal control system was materially inadequate to ensure that Wilshire's transactions were recorded in its books and records and reported in its financial statements in conformity with GAAP. Specifically, Wilshire had inadequate internal controls to assure that Wilshire properly recorded conditional sales, the sale of a division to a related party and an unsettled claim.

D. CONCLUSION

         Based on the foregoing, the Commission finds that Wilshire violated Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules l0b-5, 12b-20 and 13a-13 thereunder.


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                                       V.

         For purposes of this Offer, Respondent Wilshire hereby:

         A. Acknowledges that the Commission may institute a cease-and-desist administrative proceeding pursuant to Section 21C of the Exchange Act;

         B Acknowledges its waiver of those rights specified in Rule 240(c)(4) and (5) [17 C.F.R. Section 201.240 (4) and (5)].

                                       VI.

         Stephen P. Scibelli, Jr. states that he has, on behalf of Wilshire, read this Offer and that this Offer is given voluntarily and that no tender, offer, promise or threat of any nature whatsoever relating to this or any other action or proceeding, civil or criminal, has been made by the Commission, or any member, officer, agent, or representative thereof, to induce him to make this Offer. The entire proposal to settle this administrative proceeding is contained in this Offer.

DATED: 8-5-96                                /s/ Stephen P. Scibelli
                                             -----------------------------
                                             Stephen P. Scibelli, Jr.
                                             President
                                             Wilshire Technologies, Inc.

     MELANIE A. DOOLEY
      Comm. # 985881
 NOTARY PUBLIC - CALIFORNIA
      San Diego County
My Comm. Expires Feb. 28, 1997

         On August 5, 1996, before me, personally appeared Stephen P. Scibelli, Jr., proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executes the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted executed the instrument. Witness my hand and official seal.


DATED: 8-5-96                                /s/ Melanie A. Dooley
                                             -----------------------------
                                             Notary Public


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                              CORPORATE RESOLUTION

         The undersigned, the Secretary of Wilshire Technologies, Inc. certifies that the following resolutions were duly enacted at a meeting of the Board of Directors of Wilshire Technologies, Inc. held on August 8, 1996:

                  RESOLVED, that Stephen P. Scibelli, Jr., be and hereby is authorized and directed on behalf of Wilshire Technologies, Inc., to make, execute and deliver the attached Offer of Settlement of Wilshire Technologies, Inc. with respect to cease-and-desist administrative proceedings that may be instituted pursuant to Section 21C of the Securities Exchange Act of 1934, and if accepted by the commission on the terms and conditions therein, to accept service of the Order Instituting Proceedings pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease-and-Desist Order.

                  RESOLVED, further, that Stephen P. Scibelli, Jr., be and hereby is authorized to execute and deliver such additional agreements and documents and to take such further actions as may be necessary and appropriate to carry out the settlement agreement and the transactions contemplated thereby.

                                       Wilshire Technologies, Inc.


Dated: August 8, 1996                  /s/ James W. Klingler
                                       --------------------------------------

                                       By: James W. Klingler
                                           ----------------------------------

                                       Its: Chief Financial Officer/Secretary
                                            ---------------------------------